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                                                                    EXHIBIT 99.1



The Board of Directors
Pacific Greystone Corporation
6767 Forest Lawn Drive
Los Angeles, California 90068

Members of the Board:

                  We hereby consent to the inclusion of our opinion letter to the Board of Directors of Pacific Greystone Corporation ("Greystone") as Annex II to the joint Proxy Statement/Prospectus of Greystone and Lennar Corporation ("Lennar") relating to the proposed merger transaction involving Greystone and Lennar and references thereto in such joint Proxy Statement/Prospectus under the captions "SUMMARY--Opinion of Greystone's Financial Advisor" and "OPINION OF GREYSTONE'S FINANCIAL ADVISOR." In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.



                                         By:__________________________________
                                                           SMITH BARNEY INC.

New York, New York
September __, 1997